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                                                                      EXHIBIT 99

                     [COMMONWEALTH SAVINGS BANK LETTERHEAD]

For release:              IMMEDIATELY
Contact:                  AT COMMONWEALTH
                          Patrick J. Ward, Chief Financial Officer
                          (610) 251-1510
         or               Tom Yaegel
                          TOM YAEGEL ASSOCIATES, INC.
                          (215) 322-5330

                  COMMONWEALTH SAVINGS BANK COMPLETES PURCHASE
                        OF ELEVEN MERIDIAN BANK OFFICES

VALLEY FORGE, PA, JUNE 28, 1996 -- Commonwealth Savings Bank (NASDAQ:CMSB) today announced the completion of its previously announced purchase of eleven former Meridian Bank branches located in Berks and Lebanon Counties, Pennsylvania. Included in the acquisition are approximately $400 million in deposits as well as $123 million in loans. The acquisition will significantly increase Commonwealth's presence in Berks County and is consistent with the Bank's strategy of controlled growth within its target market area. These branches will become fully operational under Commonwealth's name on Monday, July 1, 1996.

Commonwealth's Chairman and Chief Executive Officer, Charles H. Meacham stated, "We feel that we have capitalized on a rare and excellent opportunity to significantly increase our market share with a solid customer base in a very good banking market. The acquisition will enhance the value of our community banking franchise increasing our retail distribution network in Southeastern Pennsylvania to 51 branches. We are excited about this opportunity to expand our ability to serve the consumer and small business banking needs of the Berks and Lebanon County areas."

Commonwealth is a 55-year old full-service financial institution headquartered in Valley Forge, Pennsylvania with branch offices located in Berks, Chester, Bucks, Lehigh, Montgomery, Delaware and Philadelphia Counties. The Bank also conducts business through ComNet Mortgage Services Inc., a wholly-owned mortgage banking subsidiary with six loan origination offices located in Pennsylvania, New Jersey, Rhode Island and Connecticut.

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